Highwater Ethanol 2015 Fiscal Year Report

From the Desk of CEO Brian Kletscher

2015 Fiscal Year Management Report for Highwater Ethanol, LLC, Lamberton, MN

Plant Efficiency: Highwater Ethanol, LLC is permitted as a 59.5 million gallon per year facility. Production rate at the facility ended the fiscal year at 59.471 mgpy, within the MPCA permits. Highwater Ethanol ground 20.781 million bushels of #2 Yellow Corn during the 2015 fiscal year for an efficiency rate of 2.86 gallons of denatured ethanol per bushel of corn ground, above the guarantee rate of 2.8 gallons of denatured ethanol per bushel of corn ground. Using the 2.8 as a guarantee and considering these efficiencies, we were able to produce 1,246,894 more gallons of denatured ethanol {value of $1,807,996 assuming an average price of $1.45 gal.} with savings in bushels of corn required of approximately 458,071 bushels [a value of $1,621,571 assuming an average price of$3.54 bushel}. DDGS production for the 2015 fiscal year was at 14,133 tons of DDGS and 32,815 tons of Modified DGS. The DDGs and MDGs combined resulted in an efficiency rate of 16.64 pounds per bushel ground above our projected rate of 15.4 pounds per bushel ground. We have also seen other efficiencies. The natural gas usage guarantee was at 34,000 btu per gallon produced. Highwater Ethanol's natural gas usage for the 2015 fiscal year is at 24,890 btu per gallon produced. Electrical usage also continues to be monitored. The electrical guarantee was .75 kW per gallon produced and Highwater Ethanol is at .70 kW per gallon produced for the 2015 fiscal year. These are small tweaks and savings added to the bottom line. The Highwater Ethanol management team continues to monitor our efficiencies as we believe that our efficiencies will allow us to continue to be competitive in the future.

Contributions to the Local Economy: The local farm economy continues to benefit from Highwater Ethanol, as management believes we have pushed the corn market by an estimated $.12 - $.15 per bushel purchased on average resulting in approximately $2.4 – 3.1 million dollars injected into the region via increased corn prices.

Net Income: For the 2015 fiscal year, Highwater Ethanol had net income of $5,053,017 which is slightly above our budgeted projected net income of $4,627,758. We continue to work hard to pay off our long term debt, and this net income has allowed us to stay on track.

Efficiencies at your facility allowed us to operate through the tight margins in 2012 and once again return to a profitable 2013, 2014 and 2015.

Marketing: Highwater Ethanol continues to be joint owners of Renewable Products Marketing Group since February 2011; we believe this move has allowed Highwater Ethanol a long term advantage in the marketing of our ethanol. This ownership has allowed us some clear advantages in marketing cost and related transportation cost. We expect that we will continue to recognize these savings into the future. Highwater Ethanol continues to market our DDG's and corn oil through CHS and they continue to do a

nice job of marketing our products. Highwater Ethanol also took over the marketing of MDGS on July 1, 2011. We have seen our sales of this product go from 750 tons per month to 2500 - 4000 tons per month. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we handle our product produced and the quality of product produced. Every item that we review has an action or reaction and we try to anticipate the end result.

Long term debt for Highwater Ethanol: The Highwater Ethanol management team is working hard to reduce the debt balance as we believe that this will allow us to optimize our ability to return money to our investors in the future. We started the 2015 fiscal year with a balance due to AgStar Financial Services of approximately $26.5 million. At 10/31/2015, the balance due was $21.6 million. This is a reduction of approximately $4.9 million for the 2015 fiscal year. In January 2016, we refinanced our long term debt with AgStar Financial Services, giving us more favorable. We are very pleased to have the refinancing of the long term debt completed. With this refinancing, we have reduced our monthly interest cost by approximately $150,000 per month with the debt refinancing and payment of debt. Interest paid in our 2014 fiscal year was approximately $2,546,000 and interest paid for 2015 fiscal year was approximately $913,000. The refinancing includes Revolving Loan {Operating Line} and the long term debt. We have a Letter of Credit issued through AgStar Financial Services for the benefit ofNorthern Natural Gas in the amount of $1.5 million; this amount was reduced from $2.0 million dollars by Northern Natural Gas on November 1, 2015.

Permits for Highwater Ethanol: In November 2011, Highwater Ethanol received its NPDES/SDS permit which is valid to October 31, 2016. In February 2012, we received our Air Emissions permit which is valid through February 14, 2017. Since receiving approval from MPCA on these permits, Highwater Ethanol is allowed to produce 59.5 mgpy of denatured ethanol. Highwater Ethanol also amended its Air Emissions permit in August 2014 to add additional hammer mills to our process which is expected to allow redundancy.

Water: The water process building continues to run well with the upsizing of RO #3 and RO #4 which was included in our NPDES permit. We also completed a quarry water project which will give us a third water source approved by the MN DNR/, this project was part of our original plan when the facility was built. The water quality from this project is much improved and has the potential to reduce our water treatment cost significantly. We also did a tile project in 2012 and that has allowed us to receive water from a tile line on the far west end of the property and a neighboring property and we will continue to use water from the storm water pond. Highwater Ethanol's water usage rate remains low at 2.10 gallons of water per gallon of ethanol produced.

Highwater Ethanol Employees: We currently employ 41 full time employees. Our management team remains in place from one year ago with the following as part of our team: CFO Luke Schneider, Plant Manager Greg Bergeron, Operations Manager Chad Altermatt, Maintenance Manager Jon Osland, Lab Manager Lisa Landkammer, EHS Manager Shane Rasset and CEO Brian Kletscher. We have had other natural attrition of employees and we have been able to fill these positions and train employees to do the job as required.

Employee Safety: We continue to pride ourselves on employee safety. We are not saying we are flawless on errors by employees. However, we have been very fortunate that we have accomplished 742 days without a reportable injury that resulted in loss of work time. We continue to provide training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping it clean with no clutter helps reduce accidents.

Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!

Highwater Ethanol Mission Statement: To successfully operate a bio – energy facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. HWE is committed to the present while focusing on the future.

Highwater Ethanol Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments.

We will continue to take care of the present as we focus on the future!

Brian Kletscher, CEO
Highwater Ethanol, LLC